Exhibit 95

MSHA Citations and Litigation

Pursuant to Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), operators of a coal or other mine that file reports under Section 13(a) of the Exchange Act must include in each periodic report filed with the SEC certain information regarding health and safety violations at their mines.

The Dodd-Frank Act requires disclosure of the following categories of violations, orders and citations under the Federal Mine Safety and Health Act of 1977 (“Mine Act”): (1) Section 104 S&S Citations, which are citations issued for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard; (2) Section 104(b) Orders, which are orders issued upon a follow up inspection where the inspector finds the violation previously cited has not been totally abated in the prescribed time period; (3) Section 104(d) Citations and Orders, which are issued upon violations of mandatory health or safety standards caused by an unwarrantable failure of the operator to comply with the standards; (4) Section 110(b)(2) Violations, which result from the reckless and repeated failure to eliminate a known violation; (5) Section 107(a) Orders, which are given when the Mine Safety and Health Administration “MSHA” determines that an imminent danger exists and results in an order of immediate withdrawal from the area of the mine affected by the condition; and (6) written notices from MSHA of a pattern or potential to have a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under Section 104(e). In addition, the Dodd-Frank Act requires the disclosure of the total dollar value of proposed assessments from MSHA under the Mine Act, and the total number of mining related fatalities.

During the six months ended August 31, 2013, none of our operations: (i) received Section 104(b) Orders; (ii) had any flagrant violations under Section 110(b)(2); (iii) received section 104(d) Citations and Orders, which are issued upon violations of mandatory health or safety standards caused by an unwarrantable failure of the operator to comply with the standards; (iv) received notice from MSHA of a pattern of violations of mandatory health or safety standards under Section 104(e); or (v) had any mining-related fatalities.

The subsequent table lists the number of inspections, the number of S&S citations and the total dollar value of proposed assessments from MSHA under the Mine Act for the quarterly period ended August 31, 2013.

									Received
									Written
				Mine Act	Mine		Total Dollar	Total	Notice
		Total	Mine	§ 104(d)	Act	Mine	Value of	Number	under Mine
	Number	Number	Act	Citations	§	Act §	Proposed	of Mining	Act
	of	of S&S	§ 104(b)	and	110(b)2	107(a)	MSHA	Related	§104(e)
Name of Operation *	Inspections	Citations	Orders	Orders	Violations	Orders	Assessments	Fatalities	(yes/no)

ASHCOM	0	0	0	0	0	0	$100	0	No
CENTRAL CITY	1	0	0	0	0	0	100	0	No
COMO	1	0	0	0	0	0	243	0	No
FRANKLINVILLE	1	0	0	0	0	0	—	0	No
GETTYSBURG	1	2	0	0	0	0	—	0	No
HONEYBROOK	1	0	0	0	0	0	100	0	No
KUTZTOWN	0	0	0	0	0	0	100	0	No
LEWSIBURG	0	0	0	0	0	0	540	0	No
LIMEVILLE	0	0	0	0	0	0	100	0	No
NAGINEY	1	0	0	0	0	0	534	0	No
NARVON	0	0	0	0	0	0	100	0	No
ROARING SPRING	1	1	0	0	0	0	1,612	0	No
SCHOENECK	0	0	0	0	0	0	200	0	No
SHAMOKIN	1	0	0	0	0	0	100	0	No
SHE SHE QUIN	0	0	0	0	0	0	100	0	No
SHIPPENSBURG	1	2	0	0	0	1	—	0	No
UNION FURNACE	0	0	0	0	0	0	100	0	No
WEAVERLAND	0	0	0	0	0	0	100	0	No
WEHRLE	1	0	0	0	0	0	100	0	No
TOTAL	10	5	0	0	0	1	$4,229	0

*Only operations that have received violations, citations, orders and/or proposed assessments issued under the Mine Act have been included in this table.